Exhibit 5.1

October 27, 2009

MHI Hospitality Corporation
410 W. Francis Street
Williamsburg, VA  23185

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for MHI Hospitality Corporation, a Maryland corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus to be furnished to stockholders of the Company in connection with the distribution by the Company to its stockholders of non-transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase up to 4,337,244 shares (the “Rights Shares”) of common stock, par value $0.01 per share, of the Company. The Subscription Rights will be evidenced by subscription rights certificates (collectively, the “Subscription Rights Certificate”). The Registration Statement relates to the Subscription Rights and the Rights Shares that may be issued and sold by the Company upon exercise of the Subscription Rights.

We have examined the originals, or photostatic or certified copies of such records of the Company, of certificates of officers of the Company and of public documents and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Rights have been validly authorized, and when issued in accordance with the terms of the Subscription Rights Certificate and the Registration Statement, will constitute legally valid and binding obligations of the Company.

2. The Rights Shares have been validly authorized, and when issued in accordance with the terms of the Subscription Rights Certificate and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of Maryland (including all applicable provisions of the Maryland constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours, /s/ BAKER & MCKENZIE LLP